Exhibit 99.1

                           Company Contact:

                           Charles R. Daniel, III

                           Chief Financial Officer

                           (314) 621‑0699

Final For Release

                            Investor Contacts:

                            ICR, Inc.

                            Allison Malkin/Jane Thorn Leeson

                            (203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS THIRD QUARTER FISCAL 2010 NET SALES

Third Quarter Comparable Store Sales Increase 5.9%

ST. LOUIS, Mo. November 4, 2010 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 236 stores, today reported net sales for the third quarter of fiscal 2010.

For the thirteen weeks ended October 30, 2010, the Company’s third fiscal quarter, net sales were $40.6 million, increasing from $39.0 million for the thirteen weeks ended October 31, 2009.  Comparable store sales for the third quarter of fiscal 2010 increased 5.9%, compared to a comparable store sales decrease of 5.1% for the third quarter of fiscal 2009.

For the thirty-nine week year-to-date period ended October 30, 2010, net sales were $127.4 million, compared to $127.7 million in the thirty-nine week period ended October 31, 2009.  Comparable store sales for the first nine months of fiscal 2010 increased 1.3%, compared to an increase of 0.2% in the first nine months of last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group stated, “We are pleased to continue our positive sales performance and report a 5.9% increase in comparable store sales for the quarter.  Our comps were positive in each month of the quarter and improved sequentially from August through October.  By category, dress shoes and casual boots were particularly strong and we also saw a favorable response to our launch of H by Halston in early September.  As we look ahead, we remain optimistic about our ability to continue our favorable sales trends during the holiday selling season. We expect to report solid sales growth in the fourth quarter, driven by continued momentum in casual boots and the launch of our Wild Pair brand in select Bakers stores.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 236 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.